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REGIONS FINANCIAL EXPANDS IN GEORGIA
FRIDAY, DECEMBER 12, 1997 08:16 AM

BIRMINGHAM, Ala.--Regions Financial Corporation and First State Corporation of Albany, Georgia jointly announced that they have entered into a non-binding letter of intent with regards to a proposed merger of First State Corporation into Regions Financial.

Under the terms of the proposal, Regions would exchange .56 of a share of its common stock for each share of First State common stock, subject to possible adjustment. Based on Regions' closing stock price of $41.75 on December 11, 1997, the transaction would be valued at approximately $161 million. The merger, which is anticipated to be accounted for as a pooling of interests, is expected to be consummated during the first half of 1998, pending execution of a definitive merger agreement, approval of First State stockholders and regulatory authorities, completion of due diligence by Regions and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

J. Stanley Mackin, chairman and chief executive officer of Regions, stated, "We are very pleased to expand our Georgia franchise in the southern part of the state through our affiliation with First State. First State is an excellent bank that enjoys a strong market position. We expect the management of First State to take a real leadership role in growing our south Georgia franchise. We look forward to our new relationship with First State's employees, stockholders and customers."

Morgan G. Murphy, chairman and chief executive officer of First State, said, "Combining with Regions Financial is a logical next step in our ongoing drive to provide value to our shareholders, service to our customers, support for our communities, and opportunities for our employees. At a time when many large financial institutions are abandoning Albany and markets like it, it is refreshing and encouraging to have a partner that is committed to the type of personal, service-oriented, community-based banking that is the hallmark of First State Bank. We are delighted to welcome Regions Financial to southwest Georgia, and we are excited about the role we believe your First State team will continue to play as Regions Financial expands its presence throughout this market area."

First State Corporation is a two-bank holding company headquartered in Albany, Georgia. First State's banking subsidiaries, First State Bank & Trust Company, Albany and First State Bank & Trust company, Cordele, operate 14 offices in Albany, Bainbridge, Cordele, Cuthbert, Fort Gaines and Leesburg. First State also operates First State Mortgage, which originates and services residential mortgage loans. As of September 30, 1997, First State had total assets of $540 million, total deposits of $462 million and total stockholders' equity of $52 million. Annualized return on assets was 1.40%, with an annualized return on equity of 14.72% through the first nine months of 1997, based on a 9.63% equity to assets ratio. First

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State's common stock is traded on the Nasdaq national market system under the symbol FSBT.

In other acquisition-related developments, Regions announced the execution of definitive agreements and the successful completion of due diligence reviews in connection with its proposed acquisition of First United Bancorporation (Nasdaq:FUSC) and Key Florida Bancorp, Inc. (Nasdaq:KEYB). Regions and First United Bancorporation of Anderson, South Carolina, previously announced on September 23, that they had reached an agreement in principle to merge. On November 7, Regions and Key Florida Bancorp of Bradenton, Florida, announced their intention to merge.

Regions Financial Corporation is a regional multi-bank holding company providing banking services from more than 430 offices in five southeastern states and bank-related services in the fields of mortgage banking, insurance, securities brokerage and mutual funds. Regions currently has six pending acquisitions--three in South Carolina, and one each in Florida, Georgia and Louisiana. After all pending acquisitions are completed, Regions' total assets are expected to exceed $24 billion. Regions' common stock is traded in the Nasdaq National Market System under the symbol RGBK.

          CONTACT:  Ronald C. Jackson
                    Assistant Comptroller and
                    Director of Investor Relations
                    205-326-7374

QUOTE FOR REFERENCED TICKER SYMBOLS: FSBT, RGBK, FUSC, KEYB
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